Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2003 relating to the financial statements and financial statement schedule of Regent Communications, Inc., which appears in Regent Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
January 30, 2004